Exhibit 99.1

R E S T R I C T E D  S T O C K  A W A R D  A G R E E M E N T

Non-transferable

GRANT TO

_____________________
(“Grantee”)

by Roper Industries, Inc. (the “Company”) of
_______ shares of its common stock, $0.01 par value (the “Shares”)

pursuant to and subject to the provisions of the Roper Industries, Inc. Amended and Restated 2000 Stock Incentive Plan and to the terms and conditions set forth on the following page (the “Terms and Conditions”). By accepting the Shares, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Agreement and the Plan.

     Unless vesting is accelerated in accordance with the Plan or in the discretion of the Committee, the Shares will vest (become non-forfeitable) in accordance with the following schedule:

Continuous Employment
after February 28, 2004	Percent of Shares Vested
Less than 1 Year	0%
1 Year	33%
2 Years	66%
3 Years	100%

     IN WITNESS WHEREOF, Roper Industries, Inc., acting by and through its duly authorized officers, has caused this Agreement to be executed as of the Grant Date.

ROPER INDUSTRIES, INC.

By:

Brian D. Jellison Chairman of the Board, President and Chief Executive Officer

Accepted by:__________________________________ ______________________________, Grantee

Grant Date: __________________

TERMS AND CONDITIONS
1. Grant of Shares. The Company hereby grants to the Grantee named on page 1 hereof (“Grantee”), subject to the restrictions and the other terms and conditions set forth in the Plan and in this award agreement (this “Agreement”), the number of shares indicated on page 1 hereof of the Company’s $0.01 par value common stock (the “Shares”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. If Grantee’s employment with the Company or any Subsidiary terminates for any reason other than as set forth in paragraph (b) of Section 3 hereof, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of employment termination, and such Restricted Shares shall revert to the Company immediately following the event of forfeiture. The restrictions imposed under this Section shall apply to all shares of the Company’s Stock or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock of the Company.

3. Expiration and Termination of Restrictions. The restrictions imposed under Section 2 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

     (a) as to the percentages of the Shares specified on page 1 hereof, on the respective dates specified on page 1 hereof; provided Grantee is then still employed by the Company or a Subsidiary; or

     (b) as to all of the Shares, the termination of Grantee’s employment from the Company or a Subsidiary due to death or Disability.

4. Delivery of Shares. The Shares will be registered in the name of Grantee as of the Grant Date and may be held by the Company during the Restricted Period in certificated or uncertificated form. If a certificate for Restricted Shares is issued during the Restricted Period, such certificate shall be registered in the name of Grantee and shall bear a legend in substantially the following form: “This certificate and the shares of stock represented hereby are subject to the terms and conditions contained in a Restricted Stock Agreement between the registered owner and Roper Industries, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Agreement, copies of which are on file in the offices of Roper Industries, Inc.” Stock certificates for the Shares, without the above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply, if deemed advisable by the Company, with registration requirements under the Securities Act of 1933, listing requirements of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

5. Voting and Dividend Rights. Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares during and after the Restricted Period. If Grantee forfeits any rights he may have under this Agreement, Grantee shall no longer have any rights as a stockholder with respect to the Restricted Shares or any interest therein and Grantee shall no longer be entitled to receive dividends on such stock.

6. Changes in Capital Structure. The provisions of the Plan shall apply in the case of a change in the capital structure of the Company. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Stock, or a combination or consolidation of the outstanding Stock into a lesser number of shares, the Shares then subject to this Agreement shall automatically be adjusted proportionately.

7. No Right of Continued Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue employment.

8. Payment of Taxes. Grantee will, no later than the date as of which any amount related to the Shares first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company or its Subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from the award or any payment of any kind otherwise due to Grantee.

9. Amendment. The Committee may amend, modify or terminate this Agreement without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested on the date of such amendment or termination.

10. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

11. Notice. Notices under this Agreement must be in writing and either personally delivered or sent by registered or certified US mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Roper Industries, Inc., 2160 Satellite Boulevard, Suite 200, Duluth, Georgia 30097: Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.